EXHIBIT 4.1 (f)
AMENDMENT NO. 4 TO
FARM BUREAU 401 (k) SAVINGS PLAN (“Plan”)
(As restated and executed on January 25, 2002)
This amendment, entered into as of this 6th day of March, 2003, shall be effective as of the January 1, 2003.
1.	Employees who became Employees of FBL Financial Group, Inc. on or about January 1, 2003, as a result of the merger of Farm Bureau Mutual Insurance Company, Inc., a Kansas corporation, with and into Farm Bureau Mutual Insurance Company, an Iowa corporation, shall be eligible immediately upon employment with FBL Financial Group, Inc. with respect to employee elective deferrals and employer matching contributions.

2.	The definition of Compensation under Section 1.07 of the Adoption Agreement shall exclude payments of unused accrued vacation paid in connection with an Employee’s termination of employment.

3.	With respect to the exclusion under Section 1.11 (g) of the Adoption Agreement for types of contributions, Employees of Farm Bureau Mutual Insurance Company who are Nebraska district sales managers shall not be eligible for Employer nonelective (profit sharing) contributions.

4.	With respect to paragraph 4 of the Amended and Restated Addendum to the Plan executed on December 30, 2002, such paragraph is hereby clarified such that the designation of agency managers of Farm Bureau Mutual Insurance Company who are excluded from the fixed matching contribution formula includes district sales managers in Nebraska (i.e. they are not eligible for such fixed matching contribution).
IOWA FARM BUREAU FEDERATION, Plan Sponsor

By:	/s/ Craig A. Lang President
WELLS FARGO BANK MINNESOTA, N.A, Trustee

By:	/s/ Mary Stoecker

PARTICIPATION AGREEMENT
     The undersigned Employer, by executing this Participation Agreement, elects to become a Participating Employer in the Plan identified in Section 1.21 of the accompanying Adoption Agreement, as if the Participating Employer were a signatory to that Adoption Agreement. The Participating Employer accepts, and agrees to be bound by, all of the elections granted under the provisions of the Prototype Plan as made by the Signatory Employer to the Execution Page of the Adoption Agreement, except as otherwise provided in this Participation Agreement.
32. EFFECTIVE DATE (1.10). The Effective Date of the Plan for the Participating Employer is: January 1, 2003
33. NEW PLAN/RESTATEMENT. The Participating Employer’s adoption of this Plan constitutes: (Choose one of (a) or (b))
☑ (a) The adoption of a new plan by the Participating Employer.
☐ (b) The adoption of an amendment and restatement of a plain currently maintained by the Participating Employer, identified as:
     and having an original effective date of: October 1, 1985.
34. PREDECESSOR EMPLOYER SERVICE (1.30). In addition to the predecessor service credited by reason of Section 1.30 of the Plan, the Plan credits as Service under this Plan, service with this Participating Employer: Choose one or more of (a) through (d) as applicable) [Note: If the Plan does not credit any additional predecessor service under Section 1.30 for this Participating Employer, do not complete this election.]
☑ (a) Eligibility. For eligibility under Article II. See Plan Section 1.30 for time of Plan entry.
☑ (b) Vesting. For vesting under Article V.
☐ (c) Contribution allocation. For contribution allocations under Article III.
☐ (d) Exceptions. Except for the following Service:

Name of Plan:	Name of Participating Employer;

Farm Bureau 401(k) Savings Plan	FB Capital Management of Kansas, Inc.

Signed /s/ Steven L. Baccus

[Name/Title]

12-20-02
[Date]

Participating Employer’s EIN: 48-1141647
Acceptance by the Signatory Employer to the Execution Page of the Adoption Agreement and by the Trustee.

Name of Signatory Employer: lowa Farm Bureau Federation	Name(s) of Trustee: Wells Fargo Bank
Minnesota, N. A.

JERRY DOWNIN/EXECUTIVE DIRECTOR, SECRETARY, TREASURER	MARY STOECKER/Vice President
[Name/Title]	[Name/Title]

Signed: /s/ Jerry C. Downin	Signed: /s/ Mary Stoecker

12-30-02	12-31-02
[Date]	[Date]